EXHIBIT 2.6


                       SPLIT DOLLAR LIFE INSURANCE AGREEMENT
                       -------------------------------------


        THIS AGREEMENT is effective April 5, 1987, by and between NUVISION, INC., a Michigan corporation (hereinafter "Corporation") and BRAD JEFFREY SHAPIRO, LESLIE MICHELLE RAVEN, and JAN LORI ALBERT (hereinafter "Owners").

        FACTUAL BACKGROUND:
        -------------------

        1. The owners are the children of Eli Shapiro. The Owners have applied for Manufacturers Life Insurance Company Survivorship Plus policy number 4081488-1 (hereinafter "Policy"), insuring the lives of Eli and Esther Shapiro (hereinafter "Life Insureds").

        2. The Corporation is entering into this split dollar life insurance agreement in recognition of the unique and essential services of Eli Shapiro to the Corporation.

        3. It is in the Corporation's best interest to assist the Owners in maintaining this Policy, by advancing certain premium payments to the owners as provided herein, so that after the death of both of the Life Insureds, there will be liquidity available for payment of estate death taxes of the Life Insureds to facilitate the orderly retention or disposition of the stock of the Corporation owned by the Life Insureds. It is in the Corporation's best interest to avoid untimely disposition of the stock of the Corporation held by the Life Insureds estates at their deaths which could otherwise result from a lack of liquidity in their estates.

        4. In consideration for the Corporation's participation in this split dollar life insurance agreement, the Owners will collaterally assign certain rights in the policy to the Corporation, as set forth herein.

        In consideration of the covenants and conditions contained herein it is agreed as follows:

                                     ARTICLE I
                     Application and Maintenance of Insurance
                     ----------------------------------------

        Owners have applied to Manufacturers Life Insurance Company for issuance of the policy on the Life Insureds in the face amount of $6,300,000 permanent insurance with an additional term life insurance rider in the amount of $3,700,000. The owners will each own an undivided one-third (1/3) interest in the Policy, as tenants in common. It is the parties intent that dividends will be applied to maintain additional term insurance throughout the term of the Policy and that the total value of death benefits under the Policy will be at least $10,000,000.

                                    ARTICLE II
                              Ownership of Insurance
                              ----------------------

        The Owners shall possess all "incidents of ownership" in the Policy, as that term is commonly understood for purposes of Section 2042 of the Internal Revenue Code, as amended, including, but not limited to, the power to release, surrender, transfer, or assign all or any portion of the Policy, and the owners reserve the right to designate or change the personal beneficiary(ies) as to their respective undivided one-third (1/3) interest in the Policy.

                                    ARTICLE III
                            Payment of Policy Premiums
                            --------------------------

        1.   Illustration.  Attached hereto as Exhibit A is an illustration
             ------------
   entitled "Split of Premiums and Death Benefit". This illustration assumes the 1988 dividend rate. This attachment is merely an illustration based on certain assumptions. Although the aggregate annual premiums will not change, the portions of the actual premium payments required from the Owners and the Corporation, and the cash values will vary each year depending on the actual dividends declared by the company.

        2.   Portion of Premium Paid by Owners.  The initial year or Year One of
             ---------------------------------
   the policy shall cover the period from April 5, 1987 through April 4, 1988. For years one and two of the Policy, the entire premium payment will be made by the Owners. Commencing in year three of the Policy (beginning April 5, 1990) and for each annual premium thereafter so long as the policy is in effect, the Owners shall pay the following portion of the premiums. While both Life Insureds are alive, the Owners shall pay that portion


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

   of the premium equal to the product obtained by multiplying v times qx times qy (v.qx.qy) where v is 1/1.025 and qx and qy are the annual mortality rates for ages x and y computed from the values in U.S. Life Table 38. After the first death, the Owners shall pay that amount of the premium equal to the economic benefit attributable to the surviving insured pursuant to the provisions of Rev. Rul. 64-328, 1964-2 CB 11, Rev Rul. 66-110, 1966-1, CB 12,
   Rev. Rul. 55-747, 1955-2 CB 228 and Rev Rul. 6-154, 1967-1 CB 11.  The
   insurance company shall supply this information to the Owners and the Corporation at least thirty (30) days prior to the time that each annual premium payment is due. The illustration set forth in Exhibit A utilizes this method to compute the Owners' premium payment based upon the assumption that both Dr. and Mrs. Shapiro are living.

        3.   Corporation's Portion of Premium.  The excess portion of the
             --------------------------------
   premium above the Owners' portion as defined in the previous paragraph shall be paid by the Corporation. Each premium payment made by the Corporation shall be treated as an advance by the Corporation to the Owners and shall accrue interest at the rate of 9% simple interest per annum, beginning on the actual date of the Corporation's contribution.

                                    ARTICLE IV
                         Owners' Obligation to Corporation
                         ---------------------------------

        The Owners shall be obligated, and hereby agree to repay to the Corporation upon termination of this agreement an amount equal to the lesser of (a) the actual cash surrender value of the policy on date of termination or (b) the cumulative premium payments made by the Corporation with interest accrued thereon at nine percent (9%) simple interest per annum computed from the date of each respective contribution. This amount shall be referred to as the "Repayment Amount".

                                     ARTICLE V
            Assignment or Termination of Policy; Collateral Assignment
            ----------------------------------------------------------

        1. As security for the amount advanced to the Owners (the "Repayment Amount"), the Owners have executed a Collateral Assignment of same date which assigns to the Corporation certain rights in the Policy. A copy of the Collateral Assignment is attached hereto as Exhibit B and incorporated herein.


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


        2. While this agreement is in force and effect, the Owners may not sell, surrender, or otherwise terminate the policy without first giving thirty (30) days advance written notice to the Corporation.

                                    ARTICLE VI
                       Additional Policy Benefits and Riders
                       -------------------------------------

        The Owners may apply for and secure such additions and riders to the Policy as available and unless otherwise agreed to such additions and riders shall be subject to the same terms and conditions as are provided by this agreement.

                                    ARTICLE VII
                                   Death Claims
                                   ------------

        Upon the death of the survivor of both Life Insureds the Corporation shall have an interest in the proceeds of the Policy equal to the Repayment Amount as defined in Article IV of this agreement. The balance, if any, of the proceeds of the Policy including proceeds attributable to insurance purchased with annual dividends, shall be paid directly by the insurer to the beneficiaries designated by the respective Owners of the Policy.

                                   ARTICLE VTTT
                             Termination of Agreement
                             ------------------------

        If the Owners unanimously agree, they may cancel this agreement at any time upon thirty (30) days written notice to the Corporation. Within thirty
   (30) days of cancellation, the Owners must repay the Repayment Amount to the Corporation. Upon satisfaction of this repayment, the collateral assignment of the Policy shall be cancelled.

                                    ARTICLE IX
                              Amendment of Agreement
                              ----------------------

        This agreement shall not be modified or amended except by writing signed by the Corporation and the Owners. This agreement shall inure to the benefit of and shall be binding upon the heirs, personal representatives , successors, and assigns of each Party to this agreement.


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


        IN WITNESS WHEREOF the Corporation has caused this agreement to be signed and attested to by its proper officers who have authority to execute the agreement on behalf of the Corporation, and the Owners have signed the agreement on their behalf.

                            NUVISION, INC.

                            By /S/ JONATHAN E. RAVEN
                            Its Executive Vice President

                            /S/ BRAD JEFFREY SHAPIRO

                            /S/ LESLIE MICHELLE RAVEN

                            /S/ JAN LORI ALBERT


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

                                    "EXHIBIT B"
                               COLLATERAL ASSIGNMENT
                               ---------------------

        FOR VALUE RECEIVED the undersigned (hereinafter "Owners") hereby assign and transfer over to NUVISION, INC., a Michigan corporation (hereinafter "Assignee") Manufacturers Life Survivorship Plus Policy number 4081488-1 which is the subject of the Split Dollar Life Insurance Agreement effective April 5, 1987, (hereinafter "Agreement") entered into by the Corporation and the Owners, subject to the terms and conditions set forth hereinafter.

        1. The Owners shall continue to possess all "incidents of ownership" in the Policy as that term is commonly understood for purposes of Section 2042 of the Internal Revenue Code, as amended, including, but not limited, to the power to release, surrender, transfer, or assign the "at risk" portion of the Policy and to designate or change the beneficiaries as to the portion of the Policy which they own.

        2. This assignment is made and the Policy is to be held as collateral security for all liabilities of the Owners to the Corporation either now existing or that may hereinafter arise pursuant to the terms of the Split Dollar Agreement.

        3. The Corporation, as assignee, is expressly prohibited from taking any action that would endanger the interest of the Owners or payment of proceeds to the Policy's designated beneficiaries. The Corporation is also expressly prohibited from surrendering the Policy for cancellation or from assigning its rights to anyone other, than the Owners, unless the owners consent to the assignment.

        4. The insurer shall be protected in recognizing a request made by the Owners for surrender of the policy. Upon such surrender, the Policy shall be terminated and shall be of no further force or effect.

        5. In the event of the death of both Life Insureds, or other termination of the agreement, upon complete satisfaction of all obligations arising from the agreement, the Corporation shall release and reassign to the Owners the specific rights in the Policy granted by this collateral assignment.


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


                            OWNERS

                            /S/ BRAD JEFFREY SHAPIRO

                            /S/ LESLIE MICHELLE RAVEN

                            /S/ JAN LORI ALBERT


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

                        MANAGEMENT AND OWNERSHIP AGREEMENT
                        ----------------------------------

        THIS AGREEMENT and expression of intent is entered into by and between BRAD JEFFREY SHAPIRO, LESLIE MICHELLE RAVEN, and JAN LORI ALBERT (hereinafter "Owners").

        FACTUAL BACKGROUND:
        ------------------

        The Owners applied for and are presently the owners of Manufacturers Life Insurance Company Survivorship Plus policy number 4081488-1 (hereinafter "Policy") insuring the lives of their parents, Eli and Esther Shapiro. The Owners each own an undivided one-third (1/3) interest in the Policy. The Owners agree and express their intent as follows:

        1.   Policy Management and Payment of Premiums.  The Owners appoint
             -----------------------------------------
   Leslie Michelle Raven as manager for each of their respective interests in the Policy. Upon receipt of a notice of annual premium due on the Policy, each owner will forward to the manager a check payable to Manufacturers Life Insurance Company for his or her portion of the premium due and payable. The manager will then timely forward the checks to the insurer. In the event that it is necessary for the Owners to make any decisions regarding the policy, such as loans under the policy, repayment of the Corporation, riders, or other coverage decisions, the manager shall assure that the necessary information to make such decisions is provided to the other Owners and that any decision of the Owners is appropriately conveyed to Nuvision, Inc., or to Manufacturers Life Insurance Company in a timely manner. All such decisions regarding the Policy shall be made by majority vote of the owners except that termination of the Policy shall require unanimous approval by the Owners.

        2.   Assignment During Lifetime.  All the Owners agree that they shall
             --------------------------
   not assign or transfer in any manner any of their ownership or incidents of ownership in the Policy to any other person, individual , or entity without the express written consent of the other Owners; provided, however, that any owner may transfer his or her undivided one-third (1/3) ownership to his or her descendants (children or grandchildren but the term descendants does not include spouse), or in trust to or for the benefit of his or her respective descendants.


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


        3.   Disposition at Death.  The Owners express their intent to revise
             --------------------
   their respective estate planning documents to provide that in the event of the death of an owner prior to the death of both Eli and Esther Shapiro, the Owner's interest in the Policy shall pass outright or in trust to his or her descendants, if any, and if there are no descendants then living, then to the descendants of Eli and Esther Shapiro.

        Effective April 5, 1987.

                            OWNERS

                            /S/ BRAD JEFFREY SHAPIRO

                            /S/ LESLIE MICHELLE RAVEN

                            /S/ JAN LORI ALBERT


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

             FIRST AMENDMENT TO SPLIT DOLLAR LIFE INSURANCE AGREEMENT

        Amendment made this 17th day of April, 1989, by and between NuVision, Inc., a Michigan corporation (the "Corporation') , and Brad J. Shapiro, Leslie M. Raven, and Jan L. Albert (collectively "Owners').
                                     RECITALS
                                     --------

        1. Efffective April 5, 1987, the parties executed an agreement (the "Agreement") entitled "Split Dollar Life Insurance Agreement".
        2. The parties wish to execute this Amendment in order to amend certain sections of the Agreement.

                                     AGREEMENT
                                     ---------

        The parties agree as follows:

        1.   Inconsistency.  In the event of any inconsistency between the
             -------------
   Agreement and this Amendment, the terms of this Amendment shall control.
        2.   Initial Year.  The first sentence of Section 2 of Article III of
             ------------
   the Agreement is deleted and replaced with the following:

        The initial year or year one of the Policy shall cover the period from April 5, 1988, through April 4, 1989.

        3.   Owner's Obligation to Corporation.  Article IV of the Agreement is
             ---------------------------------
   deleted and replaced with the following:

        Owner's Obligation to Corporation.  The Owners shall be obligated and
        ---------------------------------
        hereby to repay to the Corporation upon termination of this agreement an amount equal to the cumulative premium payments made by the Corporation with interest accrued thereon at nine percent (9%) simple interest per annum computed from the date of each respective contribution. This amount shall be referred to as the "Repayment Amount".

        4.   Affirmation.  In all other respects, the parties affirm and ratify
             -----------
   the Agreement.

                            NUVISION, INC.
                            By /S/ JONATHAN E. RAVEN
                            Its Executive Vice President

                            /S/ BRAD JEFFREY SHAPIRO
                            /S/ LESLIE MICHELLE RAVEN
                            /S/ JAN LORI ALBERT

             SECOND AMENDMENT TO SPLIT DOLLAR LIFE INSURANCE AGREEMENT

        Amendment made as of May 1, 1991, by and between NuVision, Inc., a Michigan Corporation (the "Corporation") , and Brad Jeffrey Shapiro, Leslie Michelle Raven, and Jan Lori Albert (collectively, "Owners")

                                     RECITALS
        A. Effective April 5, 1987, the Corporation and the Owners executed a Split Dollar Life Insurance Agreement (the "Agreement") .
        B. The Agreement was amended by a First Amendment (the "First Amendment") dated April 17, 1989.
        C. The parties wish to execute this Amendment to revise the description of the insurance policy described in the Agreement.

                                     AGREEMENT

        The parties agree as follows:

        1. Amount of Policy. Article I of the Agreement is deleted and the following substituted in its place effective April 5, 1987:
                                     ARTICLE I

        Application and Maintenance of Insurance.  Owners have applied to
        ----------------------------------------
        Manufacturers Life insurance Company for issuance of the Policy on the Life Insureds in the face amount of $4,056,000 permanent insurance with an additional term life insurance rider in the amount of $1,944,000.
        The owners will each own an undivided one-third interest in the Policy as tenants in common. It is the parties intent that dividends will be applied to maintain additional term insurance throughout the term of the Policy and that the total value of death benefits under the Policy will be at least $6,000,000.

        2.   Ratification.  In all other respects, the parties affirm and
             ------------
   ratify@he Agreement, subject to the First Amendment.

        IN WITNESS WEEREOF, the parties have executed this Agreement as of May 1, 1991.


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


                            NUVISION, INC.
                            By /S/ JONATHAN E. RAVEN
                            Its Executive Vice President

                            /S/ BRAD JEFFREY SHAPIRO
                            /S/ LESLIE MICHELLE RAVEN
                            /S/ JAN LORI ALBERT

             AGREEMENT REGARDING SPLIT DOLLAR LIFE INSURANCE AGREEMENT

        This Agreement is entered into on April 27, 1995 among NuVision, Inc., a Michigan corporation (the "Corporation"), Brad Jeffrey Shapiro, Leslie Michelle Raven and Jan Lori Albert, NI Acquiring Corp. ("Purchaser") and American Vision Centers, Inc. ("Parent").

                                FACTUAL BACKGROUND

             Certain of the parties listed above are presently parties to that certain Split Dollar Life Insurance Agreement dated April 5, 1987 as amended on April 17, 1989 (the "Split Dollar Agreement"). All capitalized terms used herein which are not defined herein shall have the meanings ascribed in the Split Dollar Agreement.

        A. As of the date hereof, the total amount of the cumulative premium payments made by the Corporation in respect of the Policy, together with accrued interest, is $567,279.

        B. The Purchaser, Parent and the Corporation are entering into a certain Agreement and Plan of Merger dated even date herewith, pursuant to which the Purchaser intends to acquire the entire outstanding equity interest in the Corporation (the "Merger Agreement").

        C. The parties wish to execute this Agreement in order to terminate the Split Dollar Agreement and to express certain agreements as to various provisions relating to obligations under the Split Dollar Agreement.

        In consideration of the covenants and agreements contained herein, it is agreed as follows:

             1. This Agreement will be effective only upon the first to occur of the date and time (the "Effective Time") that the Purchaser either (i) merges with the Corporation pursuant to the Merger Agreement; or (ii) accepts for payment and purchases shares of the Corporation's common stock properly tendered pursuant to the Offer (as defined in the Merger Agreement).

             2.   Effective at the Effective Time, the Corporation


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

   shall release and discharge all of the Owners from any obligation for repayment of the Repayment Amount or any other obligation to the Corporation under or related to the Split Dollar Agreement, irrevocably and absolutely. Further, effective at the Effective Time (i) the Corporation shall terminate the Collateral Assignment and otherwise release and relinquish any security or similar collateral interest it may have in the Policy.

             3. Effective at the Effective Time: (i) the Corporation shall assign all of its rights and delegate all of its duties to the Owners, severally in accordance with the Owners' respective interests in the Policy,
   (ii) the Owners severally in accordance with the Owners' respective interests in the Policy shall assume and discharge all obligations of the Corporation pursuant to the Split Dollar Agreement, and (iii) the Owners shall release the Corporation from any further obligation or liability under or related to the Split Dollar Agreement irrevocably and absolutely.

             4. Except as otherwise provided in this Agreement, the Split Dollar Agreement and the Collateral Assignment shall terminate as of the Effective Time and shall be of no further force and effect thereafter.

             5. The Purchaser and Parent hereby consent to the agreements contained in this Agreement.

             6. This Agreement shall terminate and be of no force and effect if the Merger Agreement is terminated.

        IN WITNESS WHEREOF, the parties have executed this Agreement.

                                               Its: President


          NUVISION, INC.
                                               AMERICAN VISION CENTERS, INC.
          By: /S/ JONATHAN E. RAVEN
          Its: President                       By: /S/ SETH R. POPPEL
                                               Its: President

          NI ACQUIRING CORP.

          By: /S/ SETH R. POPPEL


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

 /S/ BRAD JEFFREY SHAPIRO
 Brad Jeffrey Shapiro

 /S/ LESLIE MICHELLE RAVEN
 Leslie Michelle Raven

 /S/ JAN LORI ALBERT
 Jan Lori Albert

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